LM Funding America Announces March 2026 Production and Operational Update

- Bitcoin treasury as of March 31, 2026 was 341.2 BTC valued at $22.9 million or $1.07 per share1

TAMPA, FL, April 13, 2026 — LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a Bitcoin treasury and mining company, today announced its preliminary, unaudited Bitcoin mining and operational update for the month ended March 31, 2026.

Metric	February 2026	March 2026
- Bitcoin[2]
- Mined, net	8.7	9.6
- Sold	18.1	23.1
- Purchased	-	-
- Service Fee	-	-
- Bitcoin HODL	354.7[3]	341.2[3]
- Machines[2]
- Oklahoma	4,586	4,586
- Mississippi	2,368	2,368
- Storage	559	559
- Total Machines	7,513	7,513
- Hashrate (EH/s2)
- Oklahoma	0.55	0.56
- Mississippi	0.23	0.23
- Energized	0.78	0.79

“March continued our improved mining performance as we produced 9.6 Bitcoin and reached our highest hashrate to date,” said Bruce Rodgers, Chairman and CEO of LM Funding. “We remain focused on converting that operational strength into Bitcoin accumulation while highlighting the significant disconnect between the value of our Bitcoin holdings and our current market valuation.”

“The 300 Bitmain S19 XP miners deployed at our Oklahoma facility last month resulted in our highest total hashrate to date," said Ryan Duran, President of USDM. "This expansion reflects our

1Bitcoin treasury calculated using 341.2 Bitcoin held as of 03/31/26 and Bitcoin price of approximately $67,300 as of 03/31/26. Bitcoin per share calculated using 21,455,892 diluted shares outstanding as of 03/31/26 which includes 16,157,892 shares outstanding and 5,298,000 warrants with an exercise price of $0.001 per share as of 03/31/26.

2Unaudited

3Includes 174 BTC held by Galaxy for loan facility

ongoing commitment to scaling our fleet and continuously improving mining output across all of our operations.”

“We renegotiated our $11 million Galaxy Digital Loan by extending the maturity date until June 26, 2026,” said Richard Russell, Chief Financial Officer. “The flexibility offered by Galaxy Digital will enable us to take advantage of any upside in Bitcoin.”

The Company estimates that the value of its 341.2 Bitcoin holdings on March 31, 2026, was approximately $22.9 million or $1.071 per share, based on a Bitcoin price of approximately $67,300 as of March 31, 2026, compared to a stock share price of $0.25 as March 31, 2026 close.

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), operates as a Bitcoin treasury and mining company. The Company was founded in 2008 and is based in Tampa, Florida. The Company also operates a technology-enabled specialty finance business that provides funding to nonprofit community associations primarily in the State of Florida. For more information, please visit https://www.lmfunding.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, the risks of operating in the cryptocurrency mining business, our limited operating history in the cryptocurrency mining business and our ability to grow that business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, our ability to identify and acquire additional mining sites, the ability to finance our site acquisitions and cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, changes in governmental regulations that affect our ability to collect sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

For investor and media inquiries, please contact:

Investor Relations

OG Advisory Group

Yujia Zhai

LMFundingIR@orangegroupadvisors.com